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NSO

No. «No1»

NON-QUALIFIED
STOCK OPTION AGREEMENT
MICROVISION, INC.

To:    «First» «Mid» «Last»

        You have been awarded an option to purchase the number of shares of Common Stock of Microvision, Inc. (the "Company") specified below. The terms of your option are summarized below. A complete description of the terms and conditions to which this option is subject is set forth in the "Terms and Conditions of Grant" attached as Exhibit A hereto.

        Number of Shares.    You may purchase a maximum of «Total    Shares» shares of the Company's Common Stock pursuant to this option.

        Date Option Granted.    «grant».

        Term of This Option.    Unless sooner terminated, this option must be exercised on or before «Term1», as described more fully in the Exercise Schedule attached as Exhibit B hereto.

        Exercise Schedule and Prices.    This option shall vest and become exercisable according to, and at the exercise prices set forth in, the Exercise Schedule attached as Exhibit B hereto.

        How to Exercise.    To exercise this option in whole or in part (i.e., in increments of no less than 100 shares), you must deliver to the Secretary of the Company at least two full business days prior to the date on which you wish to exercise the option, a written notice of exercise and the exercise price, payable in cash or by bank certified or cashier's check, for the number of shares that you desire to purchase. A form of Notice of Exercise that you may use has been attached to this Agreement as Exhibit C. You must pay all applicable withholding taxes upon exercise of this option. At the Company's discretion, you also may pay the exercise price through irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the exercise price and applicable withholding tax in accordance with applicable governmental regulations.

        The Company also may require you to execute other documents as a condition to exercising this option. You should contact the Secretary in advance when you are considering an exercise of this option.

        Termination of Option.    This option will terminate upon the earlier of (i) the expiration of its term or (ii) the earliest of the following events:

  (a)
  Termination of Employment.    Three months after termination of your employment relationship with the Company for any reason other than for cause, resignation, retirement, disability or death.

  (b)
  Disability.    Twelve months after termination of your employment relationship with the Company because of a permanent and total disability, as defined in the Terms and Conditions of Grant.

  (c)
  Death.    Twelve months after your death, (in which case this option will be exercisable in accordance with your will or applicable laws of descent and distribution until such termination date).

        Except in the case of termination for cause, resignation in lieu of dismissal, disability or death, the number of shares purchasable upon exercise will be determined as of the date your service as an employee of the Company terminates; in the case of disability or death, this option is exercisable for the full number of shares specified above. If you are terminated for cause or resign in lieu of dismissal, this option will terminate and you will have no right to purchase any shares hereunder.

        This option also may terminate in other circumstances. See the Terms and Conditions of Grant attached as Exhibit A hereto.

        No Transfer of Option.    This option cannot be transferred except by will or the applicable laws of descent and distribution.

        Certain Tax Matters.    This option is not intended to qualify as an "Incentive Stock Option" as that term is defined in Section 422A of the Internal Revenue Code, as amended, and its tax consequences are different than such an option. The time at which you exercise this option or dispose of any shares thus acquired may affect significantly your resultant tax burden. You are counseled to seek tax advice in this regard.

        Please complete and sign the Election to Accept or Decline Stock Option attached hereto at Exhibit D indicating whether you accept or decline this option upon the terms set forth in this Agreement, including the Terms and Conditions of Grant, and return one entire copy of the Stock Option Agreement to the Company's Accounting Department.

Very truly yours,

MICROVISION, INC.

By
Richard A. Raisig, Chief Financial Officer

Exhibit A
Terms and Conditions of Grant

1.    Administration.    This option shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Administrator").

        1.1    Powers.    Subject to the specific provisions of these terms and conditions, the Administrator shall have the authority, in its discretion: (a) to interpret the terms and conditions of this option; (b) to prescribe, amend, and rescind rules and regulations relating to the exercise of this option; (c) with the consent of the Optionee, modify or amend each option; (d) to reduce the exercise price per share of this option; (e) to defer, with the consent of the Optionee, or to accelerate the exercise date of any option; (f) to waive or modify any term or provision contained in this option applicable to the underlying shares of Common Stock; and (g) to make all other determinations deemed necessary or advisable for the administration of this option. The interpretation and construction by the Administrator of any terms or provisions of this option or of any rule or regulation promulgated in connection herewith and all actions taken by the Administrator shall be conclusive and binding on all interested parties. The Administrator may delegate administrative functions to individuals who are officers or employees of the Company.

        1.2    Limited Liability.    No member of the Board of Directors or the Administrator or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board of Directors and Administrator may act in their absolute discretion in all matters related to this option.

2.    Stock Subject to This Option.    If this option expires, is surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for issuance by the Company, including for replacement options that may be granted in exchange for such surrendered, canceled or terminated options. Shares issued on exercise of this option may be subject to restrictions on transfer, repurchase rights or other restrictions as determined by the Administrator.

3.    Nontransferability.    This option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, shall not be subject to execution, attachment or similar process, and shall be exercisable during the Optionee's lifetime only by the Optionee. Any purported transfer or assignment in violation of this provision shall be void.

4.    Termination.

        (a)    Generally.    Unless otherwise determined by the Administrator, if the Optionee's employment or service with the Company terminates for any reason other than for cause, resignation in lieu of dismissal, retirement, disability or death, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee's option that was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.4 hereof and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option).

        (b)    For Cause; Resignation.    Unless otherwise determined by the Administrator:

    (i)
    If an Optionee is terminated for cause or resigns in lieu of dismissal, this option shall be deemed to have terminated as of the time of the first act that led or would have led to the termination for cause or resignation in lieu of dismissal, and such Optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of this option, and any such exercise shall be null and void. Termination for

      "cause" shall include (i) the violation by the Optionee of any reasonable rule or policy of the Company; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee that has an adverse impact on the Company or that constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the Optionee's performing services for any other company or person that competes with the Company while he or she is employed by or provides services to the Company, without the written approval of the chief executive officer of the Company. "Resignation in lieu of dismissal" shall mean a resignation by an Optionee of employment with or service to the Company if (i) the Company has given prior notice to such Optionee of its intent to dismiss the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee's resignation, the chief operating officer or the chief executive officer of the Company or the Board of Directors determines, which determination shall be final and binding, that such resignation was related to an act that would have led to a termination for cause.

    (ii)
    If an Optionee resigns from the Company, the right of the Optionee to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the chief executive officer of the Company or the Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the option may be exercised at any time before the earlier of (i) the expiration date of the option (which shall have been similarly suspended) or (ii) the expiration of three months after the date of resignation, for that portion of the Optionee's option that was exercisable at the time of such resignation (provided the conditions of Section 5.4 hereof and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

        (c)    Retirement.    Unless otherwise determined by the Administrator, if an Optionee's employment or service with the Company is terminated with the Company's approval for reasons of age, this option may be exercised at any time before the earlier of (a) the expiration date of the option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the Optionee's option that was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

        (d)    Disability.    Unless otherwise determined by the Administrator, if an Optionee's employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), the option may be exercised at any time before the earlier of (a) the expiration date of the option or (b) the expiration of 12 months after the date of such termination, for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.4 hereof and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option).

        (e)    Death.    Unless otherwise determined by the Administrator, in the event of the death of an Optionee while employed by or providing service to the Company, the option may be exercised at any time before the earlier of (a) the expiration date of the option or (b) the expiration of 12 months after the date of death by the person or persons to whom such Optionee's rights under the option shall pass by the Optionee's will or by the applicable laws of descent and distribution, for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.4 hereof and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option).

        (f)    Extension of Exercise Period Applicable to Termination.    The Administrator, at the time of grant or at any time thereafter, may extend the one-month, three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Administrator may determine.

        (g)    Failure to Exercise Option.    To the extent that the option of any deceased Optionee or of any Optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such option shall cease and terminate.

        (h)    Transfers; Leaves.    A transfer of employment or other relationship between or among the Company and/or any subsidiaries shall not be deemed to constitute a termination of employment or other cessation of relationship with the Company or any of its subsidiaries.

5.    Exercise.

        5.1    Procedure.    Subject to the vesting provisions of the Option Agreement, this option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased on any exercise of the option and that only whole shares will be issued pursuant to the exercise of the option (the number of 100 shares shall not be changed by any transaction or action described in Section 6 or Section 7 unless the Administrator determines that such a change is appropriate). Options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of notice of the number of shares with respect to which the option is exercised, together with payment in full of the exercise price and any applicable withholding taxes.

        5.2    Payment.    Payment of the option exercise price shall be made in full when the notice of exercise of the option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or bank certified or cashier's check or through irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. The Administrator may determine at any time before exercise that additional forms of payment will be permitted.

        5.3    Withholding.    Before the issuance of shares of Common Stock on the exercise of this option, the Optionee shall pay to the Company the amount of any applicable federal, state or local tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

        5.4    Conditions Precedent to Exercise.    The Administrator may establish conditions precedent to the exercise of this option.

6.    Corporate Mergers, Acquisitions, Etc.    The Administrator also may grant options having terms, conditions and provisions that vary from those specified herein provided that such options are granted in substitution for, or in connection with the assumption of, existing options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

7.    Adjustments On Changes in Capitalization.

        7.1    Stock Splits, Capital Stock Adjustments.    The number and class of shares covered by this option and the exercise price per share thereof (but not the total price) shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.

        7.2    Effect of Merger, Sale of Assets, Liquidation or Dissolution.

          (a)    Mergers, Sale of Assets, Other Transactions.    In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Board of Directors, in its sole discretion and to the extent possible under the structure of the Transaction, shall select one of the following alternatives for treating this option:

      (i)
      This option shall remain in effect in accordance with its terms;

      (ii)
      This option shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted option shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted option shall be vested only to the extent that the vesting requirements relating to this option have been satisfied;

      (iii)
      The Board of Directors provides a period before the consummation of the Transaction during which this option shall be exercisable to the extent vested and, on the expiration of such period, this option shall immediately terminate. The Board of Directors, in its sole discretion, may accelerate the vesting of this option so that it is exercisable in full during such period; or

      (iv)
      The Board of Directors shall take such other action with respect to this option as the Board deems to be in the best interests of the Company.

          (b)    Liquidation; Dissolution.    If the Company is liquidated or dissolved, options shall be treated in accordance with Section 7.2(a)(iii).

        7.3    Fractional Shares.    If the number of shares covered by this option is adjusted, any fractional shares resulting from such adjustment shall be disregarded and this option shall cover only the number of full shares resulting from such adjustment.

        7.4    Determination of Board to Be Final.    All adjustments under this Section 7 shall be made by the Board of Directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

8.    Securities Regulations.

        Shares of Common Stock shall not be issued with respect to this option unless the exercise hereof option and the issuance and delivery of such shares pursuant hereto shall comply with all relevant provisions of law, including, without limitation, any applicable state and federal securities laws and the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions, and the requirements of any stock exchange or market on which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Administrator may also require such other action or agreement by the Optionee as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THIS OPTION OR THE STOCK ISSUABLE UPON EXERCISE HEREOF.

9.    Amendment and Termination.

        9.1    Options.    Subject to the terms and conditions hereof, the Administrator may modify or amend this option. The modification or amendment of this option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company hereunder. Except as otherwise provided in this option, this option shall not be terminated without the consent of the Optionee.

        9.2    Automatic Termination.    Unless sooner terminated, this option shall terminate ten years from the date of grant. The amendment or termination of this option shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option granted hereunder.

10.    Miscellaneous.

        10.1    Time of Granting Options.    The date of grant of an option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant of an option; the execution of an Option Agreement and the conditions to the exercise of an option shall not defer the date of grant.

        10.2    No Status as Shareholder.    Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares of Common Stock issuable on the exercise of this option unless and until this option has been exercised and the issuance (as evidenced by the appropriate entry on the books of the Company or duly authorized transfer agent of the Company) of the stock certificate evidencing such shares.

        10.3    Status as an Employee.    Nothing in this option shall confer on any Optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate his or her employment or other relationship with the Company at any time for any reason.

        10.4    Reservation of Shares.    The Company, during the term of this option, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements hereof.

Exhibit B
Exercise Schedule for «First» «Mid» «Last»

Number of Shares	Vesting Schedule	Exercise Price	Term of Option with Respect to Shares
«Shares1»	«Vest1»	«price1»	«Term1»
«Shares2»	«Vest2»	«price2»	«Term2»
«Shares3»	«Vest3»	«price3»	«Term3»
«Shares4»	«Vest4»	«price4»	«Term4»

Exhibit C
Notice of Exercise of Non-Qualified Stock Option

Date:

To:    Microvision, Inc.

        I hereby exercise the non-qualified stock option No. «No1» granted to me by Microvision, Inc. (the "Company") on «grant», subject to all the terms and provisions thereof, and notify the Company of my desire to purchase          shares of Common Stock of the Company at the exercise price of $         per share, or an aggregate exercise price of $        .

        I hereby deliver the full exercise price and all applicable withholding taxes with respect to this exercise as follows:

cash,

bank certified or cashier's check, or
irrevocable instructions to a stock broker to deliver the necessary sales proceeds, all in accordance with applicable governmental regulations.

        I further agree to execute such other documents as the Company may request.

By:

Print Name:

Address:

Exhibit D
Election to Accept or Decline Stock Option

Date:

To: Microvision, Inc.

        I             ACCEPT             DECLINE the non-qualified stock option No. «No1» granted to me on «grant» as set forth in the foregoing Stock Option Agreement. If I accept the grant of this option, I acknowledge that I have received and understand, and agree to, the terms of the Stock Option Agreement, including the "Terms and Conditions of Grant" attached as Exhibit A to the Stock Option Agreement.

Yours very truly,

«First» «Last» Optionee

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Exhibit D Election to Accept or Decline Stock Option